Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated July 27, 2005, except Note 14 as to which the date is April 11, 2007, relating to the 2004 financial statements of Sirtris Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring the Company being in the development stage) appearing in the Prospectus, which is part of Registration Statement No. 333-140979, and to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 17, 2007